Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS SECOND QUARTER EARNINGS

Westlake Chemical Corporation (NYSE: WLK) today reported net income of $16.9 million, or $0.26 per diluted share, on net sales of $574.9 million for the second quarter of 2009. Second quarter 2009 net income increased $23.0 million from the $6.1 million net loss, or $0.09 loss per diluted share, reported in the first quarter of 2009. Second quarter 2009 income from operations was $36.2 million as compared to the $0.9 million loss reported in the first quarter of 2009, while net sales increased by $86.6 million from the $488.3 million reported in the first quarter of 2009. The increase in sales was largely due to higher sales volumes for all of the Company’s major products except styrene and higher sales prices for all of the Company’s major products except caustic. The increase in income from operations in the second quarter of 2009 as compared to the first quarter of 2009 was due primarily to sales price and volume increases, which were partially offset by higher feedstock costs. In addition, trading activity resulted in a gain of $9.8 million in the second quarter of 2009 as compared to a gain of $2.5 million in the first quarter of 2009. The first quarter of 2009 was negatively impacted by an unscheduled outage caused by an ice storm at the Calvert City, Kentucky complex and a turnaround at one of our ethylene units in Lake Charles, Louisiana. The Calvert City outage and Lake Charles turnaround resulted in repair costs and the expensing of unabsorbed fixed manufacturing costs of $19.5 million during the first quarter of 2009.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report an improvement in earnings in the second quarter of 2009, as compared to the first quarter, despite the recessionary environment. Gas-based ethylene producers, such as Westlake, continue to benefit from a cost advantage over naphtha-based producers, which has benefited our Olefins segment. Although economic conditions in the construction markets remain weak, the Vinyls segment experienced higher seasonal sales volumes and improved operating rates, but margins remain under pressure. As we continue to manage our business in the current recessionary environment, we have implemented cost reduction programs, temporarily idled some capacity and have reduced discretionary capital spending to preserve cash. In addition, we currently have $317.0 million in cash including restricted cash, and no outstanding borrowings on a revolving credit agreement.”

Net income for the three months ended June 30, 2009 of $16.9 million, or $0.26 per diluted share, decreased $30.4 million compared to net income of $47.3 million, or $0.72 per diluted share, for same period last year. Sales for the three months ended June 30, 2009 of $574.9 million decreased $531.5 million compared to sales of $1,106.4 million in the same period last year. The decrease was primarily due to lower sales prices for all major products, and lower sales volumes for all major products except caustic and styrene. Income from operations was $36.2 million for the second quarter of 2009 as compared to $73.6 million for the second quarter of 2008. The decrease in income from operations for the three months ended June 30, 2009 was primarily due to reduced demand for polyethylene and vinyls downstream products and significantly lower sales prices, which were partially offset by lower feedstock and energy costs. Also partially offsetting the decrease, trading activity resulted in a gain of $9.8 million in the second quarter of 2009 as compared to a loss of $7.0 million in the second quarter of 2008.

Net income for the six months ended June 30, 2009 was $10.8 million, or $0.16 per diluted share, on net sales of $1,063.1 million. This represents a decrease of $41.9 million compared to the net income of $52.7 million, or $0.80 per diluted share, for the six months ended June 30, 2008. Sales for the six months ended June 30, 2009 decreased $958.4 million from $2,021.5 million in the first six months of 2008, largely due to lower sales prices for all major products except caustic and lower sales volumes for all major products except caustic and styrene. Income from operations was $35.3 million for the first six months of 2009 as compared to $87.4 million for the first six months of 2008. Income from operations for the first six months of 2009 was negatively impacted by a number of factors, including reduced demand for polyethylene, PVC resin and vinyls downstream products due to the impact of the recession, the unscheduled outage at the Calvert City, Kentucky complex and the turnaround in Lake Charles. The decrease in income from operations was partially offset by a gain from trading activity of $12.2 million during the first six months of 2009 compared to a loss of $6.9 million during the first six months of 2008. Costs related to the closure of a PVC fabrication manufacturing facility and a turnaround and revamp of the Company’s styrene facility in Lake Charles negatively impacted income from operations for the first six months of 2008.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the second quarter of 2009 increased $37.8 million to $68.4 million from the $30.6 million of EBITDA in the first quarter of 2009. EBITDA for the second quarter of 2009 decreased $34.8 million to $68.4 million compared to the $103.2 million in the second quarter of 2008. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash provided by operating activities was $153.4 million in the first six months of 2009, an increase of $161.4 million compared with the first six months of 2008. The increase was primarily the result of decreases in working capital. Cash used for investing activities, including capital additions, was $53.3 million for the first half of 2009, compared to $80.9 million for the first half of 2008. At June 30, 2009, the Company had $317.0 million of cash, including $113.0 million of restricted cash, and the Company's long-term debt was $510.4 million. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for capital additions in Louisiana.

OLEFINS SEGMENT

Second quarter 2009 income from operations for the Olefins segment was $44.3 million, an increase of $28.2 million from the $16.1 million reported in the first quarter of 2009. This increase was primarily due to an increase in polyethylene sales volumes, higher sales prices and improved operating rates. These increases were partially offset by higher feedstock costs as compared to the first quarter of 2009. The first quarter of 2009 was negatively impacted by the Lake Charles turnaround. Trading activity resulted in a gain in the second quarter of 2009 of $9.8 million as compared to a $2.5 million gain in the first quarter of 2009.

Income from operations of $44.3 million in the second quarter of 2009 was $13.5 million lower than the $57.8 million in the second quarter of 2008. This decrease was primarily due to lower polyethylene sales volumes and operating rates and the sharp drop in sales prices, partially offset by lower energy and feedstock costs. Also partially offsetting the decrease, trading activity resulted in a gain of $9.8 million for the second quarter of 2009 as compared to a loss of $7.0 million for the second quarter of 2008.

Income from operations decreased by $17.6 million to $60.4 million in the first six months of 2009 from $78.0 million in the first six months of 2008. This decrease was primarily due to lower polyethylene and styrene sales prices and lower operating rates. The lower operating rates were primarily due to reduced polyethylene demand and the turnaround in Lake Charles in the first quarter of 2009. These decreases were partially offset by lower raw material costs and by trading activity. Trading activity resulted in a gain for the first six months of 2009 of $12.2 million as compared to a loss of $6.9 million for the first six months of 2008. The first six months of 2008 were negatively impacted by the styrene plant turnaround in Lake Charles.

VINYLS SEGMENT

The Vinyls segment reported a loss from operations of $4.8 million in the second quarter of 2009 as compared to a loss from operations of $15.4 million reported in the first quarter of 2009. The improvement in the second quarter of 2009 was primarily due to higher sales volumes for PVC resin and pipe in the second quarter of 2009 and the negative impact of the Calvert City ice storm on the first quarter of 2009 operating results. The improvement was partially offset by a significant drop in caustic prices during the second quarter of 2009 compared to the first quarter.

The Vinyls segment produced a loss from operations of $4.8 million in the second quarter of 2009 as compared to income from operations of $18.4 million in the second quarter of 2008, a decline of $23.2 million. The decrease was primarily due to lower sales volumes and lower operating rates. Weakness in the construction markets reduced demand for vinyls downstream products, which resulted in lower operating rates and margins. Also negatively impacting the results from operations for the second quarter of 2009 was a significant decrease in caustic prices compared to the second quarter of 2008.

The Vinyls segment produced a loss from operations of $20.2 million in the first six months of 2009 as compared to income from operations of $15.3 million for the same period in 2008, a decline of $35.5 million. This decrease was primarily due to lower sales prices and volumes for most of the major products and reduced margins in the vinyls downstream businesses due to the continued weakness in the construction market. The decrease was partially offset by higher sales volumes and selling prices for caustic compared to the same period in 2008. In addition, the outage at the Calvert City facility in the first quarter of 2009 adversely impacted production rates for all major products produced at Calvert City and resulted in lost sales and margins due to the reduced production.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC in February 2009.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter results will be held Tuesday, August 4, 2009 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 770-7146, or (617) 213-8068 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 24978481.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EDT on Tuesday, August 11, 2009. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 71161853.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=2286200 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html. and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$574,865	$1,106,449	$1,063,116	$2,021,510
Cost of sales	519,203	1,009,989	987,390	1,888,346

Gross profit	55,662	96,460	75,726	133,164

Selling, general and administrative expenses	19,487	22,884	40,454	45,729

Income from operations	36,175	73,576	35,272	87,435

Interest expense	(8,795)	(9,287)	(17,391)	(17,815)
Other income, net	1,303	2,199	3,780	4,607

Income before income taxes	28,683	66,488	21,661	74,227

Provision for income taxes	11,832	19,215	10,885	21,567

Net income	$16,851	$47,273	$10,776	$52,660

Basic and diluted earnings per share	$0.26	$0.72	$0.16	$0.80

Weighted average shares outstanding
Basic	65,925,121	65,634,070	65,861,550	65,597,811

Diluted	65,982,952	65,657,278	65,890,986	65,621,965

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2009	December 31, 2008
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$204,007	$90,239
Accounts receivable, net	321,738	347,323
Inventories, net	286,767	327,967
Other current assets	37,797	33,460

Total current assets	850,309	798,989
Property, plant and equipment, net	1,200,958	1,197,452
Restricted cash	112,970	134,432
Other assets, net	170,607	156,116

Total assets	$2,334,844	$2,286,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$261,599	$212,288
Long-term debt	510,359	510,319
Other liabilities	315,230	325,322

Total liabilities	1,087,188	1,047,929

Stockholders’ equity	1,247,656	1,239,060

Total liabilities and stockholders’ equity	$2,334,844	$2,286,989

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(In thousands of dollars)
Cash flows from operating activities
Net income	$10,776	$52,660
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	59,901	53,378
Deferred income taxes	(10,959)	9,088
Other balance sheet changes	93,634	(123,173)

Net cash provided by (used for) operating activities	153,352	(8,047)

Cash flows from investing activities
Additions to property, plant and equipment	(50,363)	(81,751)
Acquisition of business	(6,297)	—
Proceeds from disposition of assets	3,251	346
Settlements of derivative instruments	155	535

Net cash used for investing activities	(53,254)	(80,870)

Cash flows from financing activities
Proceeds from the exercise of stock options	42	—
Dividends paid	(6,922)	(6,563)
Proceeds from borrowings	—	620,235
Repayment of borrowings	—	(582,252)
Utilization of restricted cash	21,979	55,045
Capitalized debt issuance costs	(1,429)	—

Net cash provided by financing activities	13,670	86,465

Net increase (decrease) in cash and cash equivalents	113,768	(2,452)
Cash and cash equivalents at beginning of period	90,239	24,914

Cash and cash equivalents at end of period	$204,007	$22,462

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands of dollars)
Net external sales
Olefins	$386,542	$765,962	$709,311	$1,426,783
Vinyls	188,323	340,487	353,805	594,727

	$574,865	$1,106,449	$1,063,116	$2,021,510

Income (loss) from operations
Olefins	$44,289	$57,804	$60,363	$77,956
Vinyls	(4,829)	18,354	(20,210)	15,269
Corporate and other	(3,285)	(2,582)	(4,881)	(5,790)

	$36,175	$73,576	$35,272	$87,435

Depreciation and amortization
Olefins	$20,892	$19,182	$40,616	$36,843
Vinyls	9,971	8,143	19,159	16,441
Corporate and other	50	52	126	94

	$30,913	$27,377	$59,901	$53,378

Other income, net
Olefins	$33	$42	$163	$58
Vinyls	28	67	31	166
Corporate and other	1,242	2,090	3,586	4,383

	$1,303	$2,199	$3,780	$4,607

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET (LOSS) INCOME AND TO NET CASH

PROVIDED BY (USED FOR) OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2009	2008	2009	2008
	(In thousands of dollars)
EBITDA	$30,561	$68,392	$103,152	$98,953	$145,420
Less:
(Benefit from) provision for income taxes	(947)	11,832	19,215	10,885	21,567
Interest expense	8,596	8,795	9,287	17,391	17,815
Depreciation and amortization	28,987	30,914	27,377	59,901	53,378

Net (loss) income	(6,075)	16,851	47,273	10,776	52,660
Changes in operating assets and liabilities	118,273	35,262	(34,991)	153,535	(69,795)
Deferred income taxes	8,105	(19,064)	7,925	(10,959)	9,088

Net cash provided by (used for) operating activities	$120,303	$33,049	$20,207	$153,352	$(8,047)

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2009 vs. Second Quarter 2008			Second Quarter 2009 vs. First Quarter 2009
	Average Sales Price	Volume		Average Sales Price	Volume
Olefins	-37.0%	-12.6%		+5.8%	+13.7%
Vinyls	-29.0%	-15.7%		-12.7%	+26.5%
Company	-34.5%	-13.6%		-0.5%	+18.0%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 2008	September 2008	December 2008	March 2009	June 2009
Ethane (cents/lb)	35.4	36.7	14.1	12.0	14.5
Propane (cents/lb)	40.2	39.8	18.9	16.0	17.3
Ethylene (cents/lb) (2)	66.3	68.0	39.2	31.5	31.5
Polyethylene (cents/lb) (3)	94.7	103.7	71.3	65.0	68.0
Styrene (cents/lb) (4)	78.8	85.7	55.6	40.4	46.3
Caustic ($/ short ton) (5)	540.0	786.7	970.0	821.7	368.3
Chlorine ($/ short ton) (6)	275.0	265.0	236.7	175.0	204.2
PVC (cents/lb) (7)	58.7	64.0	51.0	45.7	48.5

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents North America average acquisition prices of caustic soda over the period as reported by CMAI.
(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents North American contract prices of PVC over the period as reported by CMAI. During 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices